Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com NXP SEMICONDUCTORS N.V.'S INSIDER TRADING POLICY INTRODUCTION As an NXP employee or director, this Insider Trading Policy applies to you. This Policy is intended to ensure that all NXP employees and members of NXP's Board, as well as consultants, contractors and others who may be granted access to NXP information, comply with applicable regulations with respect to insider trading. This policy is meant to assist you in your personal responsibility to comply with insider trading laws and to limit the risk of NXP's good reputation and business integrity being harmed as a result of prohibited or undesirable transactions in NXP securities or the securities of other companies. Failure to comply with these Rules may lead to disciplinary actions and/or severe penalties as described in Part VIII. Insider trading conflicts with the basic principle that everyone transacts on securities on the basis of access to the same information. Everyone involved with NXP Semiconductors N.V. or a subsidiary or group company ("NXP") for example as a director, employee or advisor is responsible for keeping all of our inside information confidential, and if you have material nonpublic information, you may not transact in NXP securities. The Board is counting on everyone's awareness of the importance of this issue and contact the Chief Corporate Counsel in case of questions. March 2023 On behalf of the Board of NXP Semiconductors N.V. Kurt Sievers, President & Chief Executive Officer

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com I. LEGAL BACKGROUND What is insider trading? The prohibition against insider trading precludes persons who have material nonpublic information about a company or its securities from purchasing or selling securities of that company. You may not buy or sell NXP securities while in possession of NXP material nonpublic information; however, the prohibition on insider in the securities of other companies such as customers or suppliers of NXP as well as those with which NXP may be negotiating major transactions such as an acquisition, investment or sale. Information that is not material to NXP may nevertheless be material to one of those other companies. In the course of pending or proposed transactions that NXP has under consideration at any given time, there is a great deal of nonpublic information relating to other companies that you may have access to as an employee or director of NXP. This could include material information that may affect the value of the securities of the other companies. You should not place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of NXP or another company if you learn, in the course of performing duties for NXP, nonpublic information that (if made public) is likely to affect the value of those securities or if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security. What is material nonpublic information? Material information is information about NXP or NXP securities (or about another company or its securities) which there is a substantial likelihood that a reasonable investor would consider important in determining whether to trade in a security or which, if such information were made public, would have a significant influence on the price of NXP securities (or the securities of another company). Nonpublic information is any information that has not been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. Information about financial results, possible acquisitions or other material developments relating to NXP and obtained in the normal course of employment or through a rumor, tip or just 'loose talk', does not qualify as public information. Information should be considered as 'nonpublic' until the second trading day to commence after the date on which NXP has disseminated such information publicly by means of a press release, filing with the cial What are NXP securities? financial instruments such as derivative securities (put and call options) and bonds. Note that stock options and shares granted under an NXP employee equity plan also qualify as NXP securities. Securities that are not issued directly by NXP, but which relate to or derive their value from NXP shares or other securities are subject to this Policy.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com What is trading, a trade or a transaction? The sale or purchase of NXP securities or the execution of any other legal act aimed at acquiring or disposing of NXP securities (which includes, without limitation, purchases, sales and pledges) either directly or indirectly (including economic interests therein, notwithstanding that legal title does not change hands), on one's own account or on behalf of others.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com II. PROHIBITIONS FOR ALL NXP EMPLOYEES AND DIRECTORS: No Trading on Inside Information. Every NXP employee and director is prohibited from directly or indirectly trading in NXP securities or the securities of another listed company if he or she has inside information, unless expressly allowed by this Insider Trading Policy. NXP may also determine that other persons who have access to material nonpublic information, should be subject to this Policy as incidental insiders, such as contractors or consultants. Any section of this Policy applicable to an NXP insider also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by such NXP insider. The insider trading prohibition does not apply to: (a) the delivery of NXP securities under an enforceable obligation that was entered into under conditions otherwise allowed by this Insider Trading Policy; (b) the acquisition of NXP securities directly from NXP as payment of a dividend, other than in the form of an optional or scrip dividend; (c) the vesting of NXP shares or exercise of a stock option under an NXP employee equity award, or purchase of NXP shares in the NXP Employee Share Purchase Plan. The trading restrictions do apply, however, to any sale of the underlying shares or to a cashless exercise of a stock option through a broker, as this requires selling a portion of the underlying shares to cover the costs of exercise; (d) NXP shares purchased by a broker in an automatic dividend reinvestment program, provided that the participant enrolls in the dividend reinvestment program at a time when he or she does not have insider information and otherwise complies with the requirements of this Insider Trading Policy; (e) the automatic sale (at the instruction of NXP) of NXP shares (representing a portion of the NXP shares vesting under an employee or director NXP equity award) to pay withholding taxes due upon the vesting of the equity award; or (f) upon the written approval of the Chief Corporate Counsel, other transactions excluded by or pursuant to applicable law. No tipping or unlawful disclosure. It is a violation of law to disclose material nonpublic information to another person who may trade or to advise another to trade on the basis of such information, and every person subject to this Policy is prohibited from recommending or inducing another person to trade in NXP securities or the securities of another company. Further, every person subject to this Policy is prohibited from disclosing any confidential information acquired in the performance of his or her duties to NXP. This prohibition does not apply if the inside information is disclosed in the normal

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com course of employment, profession or duties and the recipient of the inside information has an obligation of confidentiality. No trading in violations of NXP instructions. Persons subject to this policy are prohibited from trading in NXP securities or shares and other financial instruments of other listed companies when the Chief Corporate Counsel has prohibited these individuals from doing so, regardless of whether he or she possesses any material nonpublic information. No hedging. NXP employees and directors are prohibited at all times from, either directly or indirectly, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of NXP securities. No NXP employee or director may engage in hedging, pledging, hypothecating (including holding in margin accounts), or short selling NXP securities, or causing any other person to do so.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com III. ADDITIONAL RULES FOR INCIDENTAL INSIDERS: Who are incidental insiders? Incidental insiders are NXP employees who may possess inside information on an incidental basis and are designated as such by the Chief Corporate Counsel. An NXP employee may for example possess inside information on an incidental basis if he or she is working on a large acquisition by NXP. The Chief Corporate Counsel is authorized to designate a person as an incidental insider for a definite or indefinite period and to terminate such designation. The Chief Corporate Counsel will notify a person when he or she is designated as such and when such designation is terminated. NXP, through its Chief Corporate Counsel, will keep a list of incidental insiders. Restrictions for all NXP employees. The restrictions of Section II apply to incidental insiders. No trading without prior written approval. Incidental insiders are prohibited from trading in NXP securities or such other company as may be designated by the Chief Corporate Counsel without the prior written approval of the Chief Corporate Counsel. The Chief Corporate Counsel will endeavor to respond within two business days. Internal notification of transaction. Every incidental insider must, after having received written approval to transact, notify the Chief Corporate Counsel of any transaction in NXP securities, or such other company as may be designated by the Chief Corporate Counsel, within ten business days after the transaction.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com IV. ADDITIONAL RULES FOR FINANCIAL REPORTING INSIDERS: Who are financial reporting insiders? Financial reporting insiders are NXP employees closely involved in NXP's financial reporting and are designated as such by the Chief Corporate Counsel. As such, the financial reporting insiders are assumed to possess material nonpublic information regarding NXP's financial reporting on a quarterly basis. The Chief Corporate Counsel is authorized to designate a person as a financial reporting insider for a definite or indefinite period and to terminate such designation. The Chief Corporate Counsel will notify a person when he or she is designated as such and when such designation is terminated. NXP, through its Chief Corporate Counsel, will keep a list of financial reporting insiders. Restrictions for all NXP employees. The restrictions of Section II apply to financial reporting insiders. No trading during closed periods. Financial reporting insiders are prohibited from trading during closed periods. The closed periods are: (a) the period of December 15 of each financial year until the end of the second regarding that year; and (b) the period of two weeks prior to the end of a financial quarter until the end of the regarding that quarter. For example, if financial results are published on the morning of Tuesday, July 30 before NASDAQ open, then the closed period will end at NASDAQ close on Wednesday July 31 (such that two full trading days have elapsed since publication of financial results), and regular insiders may execute trades otherwise in compliance with this policy when NASDAQ opens on Thursday, August 1. The Chief Corporate Counsel shall announce the dates of the closed periods in a financial year in a timely manner before the beginning of each financial year. Any changes to announced closed periods or establishment of additional closed periods in the course of the financial year shall also be announced. IT SHOULD BE NOTED THAT A PERSON WHO POSSESSES MATERIAL NON- PUBLIC INFORMATION, REGARDLESS OF WHETHER WITHIN THE CLOSED PERIOD OR NOT, MAY NOT ENGAGE IN ANY TRANSACTION INVOLVING NXP SECURITIES.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com V. ADDITIONAL RULES FOR REGULAR INSIDERS: Who are regular insiders? Regular insiders are persons who may regularly have access to material nonpublic information through the exercise of their employment, profession or duties. The Chief Corporate Counsel is authorized to designate a person as a regular insider for a definite or indefinite period and to terminate such designation. The Chief Corporate Counsel will notify a person when he or she is designated as such and when such designation is terminated. NXP, through its Chief Corporate Counsel, will keep a list of regular insiders. Restrictions for all NXP employees and directors. The restrictions of Section II apply to regular insiders. Prior clearance of transactions in NXP securities. Every regular insider must request clearance from the Chief Corporate Counsel or NXP General Counsel to transact in NXP securities at least two business days in advance. If advised that a transaction may occur, the regular insider may proceed with the proposed transaction. Pre-clearance is also required for regular insiders to enroll in a dividend reinvestment program. Every regular insider must also notify the Chief Corporate Counsel of the material details of any transaction in NXP securities within ten business days after the transaction. No regular insider may disclose instances in which a request for such clearance has been denied. No trading during closed periods. Regular insiders are prohibited from trading during closed periods. The closed periods are: (c) the period of December 15 of each financial year until the end of the second regarding that year; and (d) the period of two weeks prior to the end of a financial quarter until the end of the regarding that quarter. For example, if financial results are published on the morning of Tuesday, July 30 before NASDAQ open, then the closed period will end at NASDAQ close on Wednesday July 31 (such that two full trading days have elapsed since publication of financial results), and regular insiders may execute trades otherwise in compliance with this policy when NASDAQ opens on Thursday, August 1. The Chief Corporate Counsel shall announce the dates of the closed periods in a financial year in a timely manner before the beginning of each financial year. Any changes to announced closed periods or establishment of additional closed periods in the course of the financial year shall also be announced.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com IT SHOULD BE NOTED THAT A PERSON WHO POSSESSES MATERIAL NONPUBLIC INFORMATION, REGARDLESS OF WHETHER WITHIN THE CLOSED PERIOD OR NOT, MAY NOT ENGAGE IN ANY TRANSACTION INVOLVING NXP SECURITIES. Other prohibited transactions. Every regular insider is prohibited from transacting in call or put options and similar derivatives of NXP securities. Regular insiders are also prohibited from placing standing orders to sell or purchase NXP shares, except to the extent that the standing order may only be executed or cancelled within the trading period permitted by the pre-clearance. However, regular insiders may purchase or sell shares pursuant to a Rule 10b5- e 10b5-1 Plan Procedures attached as Appendix A.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com VI. ADDITIONAL RULES FOR MEMBERS OF THE BOARD AND SECTION 16 OFFICERS Restrictions for all NXP employees and additional rules for regular insiders. The restrictions of Section II and the additional rules for regular insiders of Section V apply to Section 16 Insiders. Section 16 Insider Pre-clearance procedures. Section 16 Insiders must pre-clear all transactions in NXP securities with the Chief Corporate Counsel or General Counsel according to the following procedures: Section 16 Insider must provide the maximum number of shares/securities that will be traded in the proposed transaction. All trades must be executed within 5 business days after the date the pre- clearance request is approved. Transactions not effected within this time period are subject to pre-clearance again. Approved pre-clearance requests will be communicated to the CEO and Board Chair. Broker Assisted. All transactions from accounts with the NXP designated stock plan broker (currently E*TRADE), must be executed through the broker assisted process to ensure timely Rule 144 and Section 16 filings. Notification of transactions. Section 16 Insiders are required to notify the Chief Corporate Counsel of any transactions in NXP securities the same day that the transaction is effected. With only limited exceptions, every Section 16 Insider must notify the SEC of any transaction in NXP equity securities (including derivative securities) within two business days after the transaction, using a prescribed form. The NXP Legal Department is available to assist Section 16 Insiders with these filings.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com VII. CHIEF CORPORATE COUNSEL AND INSIDER LISTS Appointment Chief Corporate Counsel. The Board appoints a Chief Corporate Counsel. The name of the Chief Corporate Counsel and where he or she can be Board to replace the Chief Corporate Counsel in his or her absence will be announced in the same manner. and powers are the following: (a) to designate a person, for a definite or indefinite period, as an incidental insider, and to terminate such designation and to maintain a list of the incidental insiders; (b) to designate a person, for a definite or indefinite period, as financial reporting insider, and to terminate such designation and to maintain a list of the financial reporting insiders; (c) to designate a person, for a definite or indefinite period, as a regular insider, and to terminate such designation and to maintain a list of the regular insiders; (d) to announce the dates of the closed periods; (e) to designate additional periods (outside the closed period) during which trading in NXP securities is prohibited; (f) to designate shares and other financial instruments of other listed companies in which it is prohibited to transact; (g) to register any transactions in NXP securities duly notified to the Chief Corporate Counsel; (h) to review and approve the terms of Rule 10b5-1 Plans according to the procedures in Appendix A; (i) to advise NXP employees upon request as to the scope and interpretation of these Rules and other relevant prohibitions or obligations, including by consulting with appropriate legal counsel; and (j) any additional duties or powers granted to him or her by the Board. Insider lists. NXP, through its Chief Corporate Counsel, will keep lists of the incidental insiders, financial reporting insiders and regular insiders. The lists set out:

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com (a) the names of the incidental insiders, financial reporting insiders and regular insiders; (b) the reason for inclusion in a list; (c) the circumstance that and the moment from which the incidental insider, financial reporting insider or regular insider is no longer assumed to have access to inside information; and (d) all notifications to the Chief Corporate Counsel pursuant to these Rules. Data controller. NXP is the data controller with regard to the processing of personal data (to be) included in the insider lists and may use these data, through its Chief Corporate Counsel, for the following purposes: (a) keeping the lists in accordance with these Rules; (b) complying with legal obligations (including complying with requests from regulatory authorities); (c) controlling the flow of inside information, thereby managing its confidentiality duties; (d) informing financial reporting insiders and regular insiders of closed periods; (e) informing incidental insiders, financial reporting insiders and regular insiders of which other persons are in the same list; or (f) holding or commissioning an inquiry into transactions conducted by or on behalf of an NXP employee, incidental insider, financial reporting insider or regular insider. Data retention. NXP will retain the data in the insider lists for two years after the date of recording in the list or alteration thereof. If such data is necessary for an internal or external investigation, the resolution of a dispute or in connection with legal proceedings, NXP will retain the relevant data until the relevant investigation, dispute or legal proceeding has ended. After the retention period of two years, or after an investigation, resolution of a dispute or legal proceeding has ended, NXP will delete the data on a secure manner. Changes to the insider lists. NXP, through its Chief Corporate Counsel, will adjust the data included in a list if: (a) the reason for listing a person in the list changes;

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com (b) a person needs to be added to the list; and (c) a person included in the list no longer has access to inside information. The lists and all alterations thereto shall be dated. All persons included in the lists shall be notified thereof in writing by Chief Corporate Counsel. Access to the insider lists. NXP has access to the information in the lists. NXP may provide information from the lists to the SEC or other regulators at their request for the purpose of discharging their supervisory duties or if a weighty interest of NXP requires this. Information in a list will not be supplied to other parties, except when required or allowed by law or if a weighty interest of NXP requires this. As in the latter case there is a need of a balance check between the privacy of the employee and the weighty interest of NXP, there is a need of approval from the NXP Data Protection Office. All persons included in a list are entitled to review the personal data processed by NXP and request any necessary amendments. Persons included in a list may also request to see which other persons are likewise included in that list. For such requests, please contact the Chief Corporate Counsel.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com VIII. MISCELLANEOUS Sanctions. In the event of a violation of any provision of these Rules, NXP or, as the case may be, the employer reserves the right to impose any sanctions which it is entitled to impose pursuant to the law and the (employment) agreement with the NXP employee or other applicable agreement. Such sanctions may include termination of the (employment) agreement with the NXP employee, by way of summary dismissal or otherwise. Entry into force and amendments. Provisions of these Rules may be amended and supplemented by a resolution of the Board or any committee or person acting on its behalf. Amendments and additions shall enter into force from the moment that they are announced, unless the announcement specifies a later date. Governing law. These Rules shall be interpreted in accordance with, and governed by, Dutch law.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com APPENDIX A NXP RULE 10b5-1 PLAN PROCEDURES Definitions. - contract, instruction, plan or other arrangement for the purchase or sale of securities of NXP that is intended to satisfy the requirements of Rule 10b5-1(c) under the U.S. Securities Exchange Act of 1934. Eligibility. Rule 10b5- Other employees of NXP approved in advance by the Chief Corporate Counsel. Plan Requirements. Each Rule 10b5-1 Plan must: Be entered into by the Eligible Person when they are not aware of any material nonpublic information and during an open trading window; Consist of (i) a binding contract for the purchase or sale of NXP shares, (ii) instructions to a third party to purchase or sell NXP shares for the Eligible shares; Specify the amount, date and price of the transaction, or include a written formula or algorithm, or computer program for determining the amount, price or date of the transaction; Not permit the Eligible Person to exercise any subsequent influence on how, when and whether to effect the transactions, and delegate those decisions only to a person who does not possess material non-public information; Conform with applicable securities laws and requirements and NXP policies; Contain provisions that cause the plan to terminate in the event that NXP or another person publicly announces a tender or exchange offer with respect to or other comparable transaction affecting the securities of NXP; and

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com As applicable, establish a procedure with the broker or other person who is a party to the plan to ensure (i) prompt filings of Forms 4 after transactions take place and (ii) compliance with applicable securities laws at the time of any transaction. For directors and Section 16 Officers, a written representation certifying that he or she (i) is not aware of material nonpublic information about the issuer or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5. Procedures. To enter into a new Rule 10b5-1 Plan, an Eligible Person should contact his or her broker to begin documenting the terms and conditions of the proposed purchases or sales. Once a draft of the plan is completed, the Eligible Person should provide a copy of the plan to the Chief Corporate Counsel for review and approval. The review will include: Reviewing the proposed Rule 10b5-1 Plan to confirm that it satisfies the requirements above; and Confirming that at the time the Eligible Person proposes to enter into the Rule 10b5-1 Plan, he or she neither has material nonpublic information nor is subject to any closed period. The Chief Corporate Counsel may deny or defer the in the Rule 10b5-1 Plan if it is reasonably possible that NXP is then in possession of material nonpublic information (even if the Eligible Person is not aware of it). Upon approval of the Rule 10b5-1 Plan, the Eligible Person will execute and implement the plan. Once approved, executed and implemented, Rule 10b5-1 Plans may not be modified, except with the written approval of the Chief Corporate Counsel. Cooling-Off Period - Rule 10b5-1 Plan is adopted or modified and when trading under the plan commences. Directors and Section 16 Officers. The applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. Other Eligible Persons. The applicable cooling-off period is 30 days after the adoption or modification of the trading plan. Plan Termination. To terminate an existing Rule 10b5-1 Plan before it expires, an Eligible Person should contact the Chief Corporate Counsel for review and approval of the proposed termination.

Exhibit 19.1 NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands PUBLIC www.nxp.com Trading and Disclosure. An Eligible Person is prohibited from purchasing or selling NXP shares outside of a Rule 10b5-1 Plan during the term of the Rule 10b5-1 Plan, provided, however, that an Eligible Person may make a bona fide gift of NXP shares or exercise options (and hold the shares acquired) during the term of the Rule 10b5-1 Plan. If an Eligible Person does not have a Rule 10b5-1 Plan in effect, they may execute spot trades provided that those trades are otherwise in compliance with all other NXP policies and applicable securities laws. No Overlapping Plans. An Eligible Person is prohibited from having more than one Rule 10b5-1 Plan for open market purchases or sales of securities of NXP. Restrictions on Single Trade Plans. An Eligible Person may not have more than one single-trade Rule 10b5-1 Plan during any 12-month period.